Exhibit 10.15

LEASE AGREEMENT FOR NON-RESIDENTIAL PREMISES No. 5010004	Page 1(4)

The undersigned have this day entered into the following Lease Agreement	An X in a box means that the text following thereafter applies

Landlord	AB Skutkrossen & Co KB			National ID/company registration no.
916402-2270

Tenant	Flir Systems AB			National ID/company registration no.
556256-6579

Premises Address, etc	Municipality:	Property designation
	Danderyd	Skruven 1

	Street: Rinkebyvágen 19		Floor/building	Apartment no.
			________	___________________________

Billing address
Box 3, 182 11 DANDERYD

Condition and use of premises	Unless otherwise stated, the premises and appurtenant storage areas are let in their existing condition for use as: App. 1

Size and extent of premises	Retail space		Office space				Storage space		Other space
	floor	Sq. m.	floor	Sq. m.	floor	Sq. m.	floor	Sq. m.	floor	Sq. m.

	_______	_______	_______	_______	_______	_______	_______	_______	_______	_______

The designated areas
	☐ have	☒ have not	been measured jointly prior to the execution of the Agreement

	Should the area shown in the Agreement deviate from that actually measured, this does not entitle the Tenant to any repayment of rent nor entitle the Landlord to any increased rent					Appendix
1, 6, 7, 8
☒ The extent of the leased premises is marked on appended plan(s)

	☒ access for cars loading/ unloading	☒ place for sign	☐ place for display cabinet/ vending machine	☒ parking space(s) for 141 car(s)	☐ garage space(s) for 41 car(s)	☐
Furnishings/ Fixtures/ Fittings	The premises are let:					Appendix
__________
	☒ without furnishings/fixtures/fittings specific to the Tenants use of the premises			☐ with furnishings/fixtures/fittings specific to the Tenants use of the premises according to appendix

Unless otherwise agreed upon, at the termination of the tenancy, the Tenant shall remove all property belonging to him and surrender the premises in acceptable condition.

The parties agree to carry out a joint inspection of the premises not later than the last day of the tenancy. If, as a result of the Tenant’s actions – carried out with or without the Landlord’s consent – the premises upon surrender should contain material, which it had not previously been agreed that the Landlord should be responsible for, the Tenant shall remove such material or pay the Landlord’s expenses in so doing, including but not limited to, transportation costs, waste disposal taxes and storage charges.

Telephone lines

☒  The Tenant shall pay for the installation of the necessary telephone lines from a connection point designated by the service provider to those points in the premises chosen by the Tenant in consultation with the Landlord.

☐   The Landlord shall pay for the corresponding installation of lines to the premises. The installation of the lines inside the premises shall be carried out by the Tenant in consultation with the Landlord; the cost, however, to be borne by the Tenant.

Data communication lines

☒  The Tenant shall pay for the installation of the necessary data communication lines from a connection point designated by the service provider to those points in the premises chosen by the Tenant in consultation with the Landlord.

☐   The Landlord shall pay for corresponding installation of lines to the premises. The installation of lines inside the premises shall be carried out by the Tenant in consultation with the Landlord; the cost, however, to be borne by the Tenant.

Term of lease	Commencing			Up to and including
	2005-10-01			2012-09-30

Termination/ Extensions

Notice of termination of this Agreement must be given in writing at least 12 months prior to the expiry of this Agreement.

In the absence thereof, this Agreement is extended by a term of 3 years at a time.

Heating and hot water	Requisite heating of the premises is provided by			☒ the Landlord		☐ the Tenant
	Hot water is provided	☒ throughout the year	☐ not provided	☐

Notice

Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example, with respect to an index clause, a property tax clause and the Tenant’s right to a reduction of rent in conjunction with customary maintenance.

In addition, see Instructions prepared by the organizations.

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels– and Restaurants Association (SHR). Copying prohibited.	Initial	Initial
Notice: This is a translation into English of form no. 12B.
License number: 2065-3358-7598-47. Ver nr: 6.01. Registered to: Byggplanering fastighetsteknik.

LEASE AGREEMENT FOR NON-RESIDENTIAL PREMSIES NO. 5010004	Page 2(4)

The undersigned have this day entered into the following Lease Agreement	An X in a box means that the text following thereafter applies

Rent	SEK see Appendix	Per annum comprising	☐ total rent	☒ rent excluding supplements marked below

Index clause	☒ Changes to the above-stated rent shall be effected pursuant to the appended index clause				Appendix 2

Heating and hot water costs	☒ Fuel/heating supplement payable in accordance with appended clause				Appendix 1

Water and sewerage costs	☒ Water and sewerage supplement payable in accordance with appended clause				Appendix 1

Cooling Ventilation	☒ Costs for the operation of special cooling and ventilation appliances shall be reimbursed in accordance with appended clause				Appendix 1

Electricity	☐ included in rent	☐ Tenant has own contract with the provider			App 1

Cleaning of stairwell	☐ included in rent	☒ arranged for and paid for by the Tenant

Refuse and waste removal	Insofar as the Landlord is responsible for the provision of storage space for refuse/waste, and arranging for the removal of such refuse/waste, it is the Tenant’s responsibility to sort and deposit refuse/waste in the appropriate containers as directed, in their designated place, as well as without recompense contribute towards further and/or additional sorting, as directed by the Landlord.

Refuse and waste removal

☐ included in rent

☒ Arranged for and paid for by the Tenant (the Landlord however shall provide the necessary refuse/waste containers and the requisite storage space for such)

☐   included in rent with respect to the types of refuse/waste indicated below. The Tenant shall be responsible for, and pay for the costs of, collection, sorting, storage and transportation of the categories of refuse/waste not indicated below which are to be found on the Tenants premises.

	☐ household waste	☐ fluorescent tubes	☐ hard plastic packaging

	☐ heavy refuse	☐ metal packaging	☐ Hazardous waste pursuant to the Hazardous Waste Ordinance (1996:971)

	☐ compostable waste	☐ clear glass containers	☐

	☐ newspapers	☐ coloured glass containers	☐

	☐ batteries	☐ cardboard packaging	☐

Snow clearance and gritting	☒ included in rent	☐ to be arranged for and paid for by the Tenant		☐ as per appendix	Appendix

Property taxes	☐ included in rent	☒ reimbursement payable as per special agreement			Appendix 1

Unforeseen costs

Where, following the execution of this Agreement, unforeseen increases in costs arise in relation to the property as a consequence of:

a)  the introduction of, or increases in taxes, charges or duties levied specifically on the property as a result of decisions taken by Parliament, Government, municipalities, or other relevant authorities;

b)  general rebuilding measures or suchlike in respect of the property which do not relate solely to the premises and which the Landlord is obliged to execute as a result of decisions of the Parliament, Government, municipalities, or other relevant authorities;

The Tenant shall, commencing at the time of the cost increase, reimburse the Landlord in relation to that proportion of the total annual increase in costs for the property represented by the premises.

The proportion represented by the premises is 57,04 per cent. Where the proportion has not been indicated, it shall be comprised of that proportion of the total rents for premises (excluding any value-added tax) represented by the Tenant’s rent (excluding any value-added tax) at the time of the increase in costs. In respect of unlet premises, the market rent for the premises shall be estimated.

‘Taxes’ in accordance with a) above does not refer to value-added tax and property tax to the extent that reimbursement in respect of this is paid as per agreement. ‘Unforeseen cost’ means such costs as were not decided upon by the authorities as set forth in sections a) and b) at the inception of the Agreement. Reimbursement shall be paid in the same manner as set forth below for rental payments.

Notice

Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example, with respect to an index clause, a property tax clause and the Tenant’s right to a reduction of rent in conjunction with customary maintenance.

In addition, see Instructions prepared by the organizations.

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels– and Restaurants Association (SHR). Copying prohibited.

Notice: This is a translation into English of form no. 12B.

License number: 2065-3358-7598-47. Ver nr: 6.01. Registered to: Byggplanering fastighetsteknik.

Initial	Initial

LEASE AGREEMENT	Page 3(4)
FOR NON-RESIDENTIAL PREMISES No. 5010004

The undersigned have this day entered into the following Lease Agreement	An X in a box means that the text following thereafter applies

Value-added tax (VAT)

☒   The property owner/Landlord is liable to pay value-added tax for the letting of the premises. In addition to rent, the Tenant shall on each occasion pay the VAT currently applicable.

☐   Where, following a decision by the Tax Authorities, the property owner/Landlord becomes liable to pay VAT for the letting of the premises, the Tenant shall on each occasion in addition to the rent pay the VAT currently applicable.

The VAT paid together with rent shall be calculated on the stated rental amount and where applicable on supplemental charges and other reimbursements paid in accordance with the Agreement, pursuant to the rules applicable at the time in respect of VAT payable on rent.

Where the Landlord becomes liable to pay VAT pursuant to the provisions of the Value Added Tax Act as a consequence of the Tenant’s independent actions, such as a subletting of the premises (including subletting to its own company) or assignment, the Tenant shall reimburse the Landlord in full. In addition, the Tenant shall reimburse the Landlord in respect of the increased costs arising as a consequence of the Landlord’s loss of the entitlement to deduct VAT on operating expenses incurred as a consequence of the Tenant’s actions.

Payment of rent	The rent shall be paid in advance without prior demand, not later than the last working day prior to the commencement of			Postal giro no.	Bank giro no.

	☐ each calendar month	☒ each quarter	by direct transfer to either of following accounts		181-5075

Interest, Payment reminders	Upon delay in the payment of rent, the Tenant shall pay interest in accordance with the Interest Act as well as compensation for written payment reminders in accordance with the Debt Recovery Act, etc. Compensation for payment reminders shall on each occasion be paid in an amount currently applicable pursuant to the Debt Recovery Ordinance, etc.

Maintenance, etc.	☐ The Landlord shall carry out and bear the cost of necessary maintenance of the premises and furnishings/fittings/ fixtures supplied by him.	However, the Tenant shall be responsible for	Appendix

	☐ The Tenant shall carry out and bear the cost of necessary maintenance of the surface of floors, walls and ceiling, as well as of furnishings/fittings/fixtures provided by the Landlord.	In addition, the Tenant’s maintenance obligations includes	Appendix

Where the Tenant does not fulfil his maintenance obligations and does not within a reasonable time carry out rectification works following a written demand, then the Landlord shall be entitled to fulfil these obligations at the Tenant’s expense.

	☒ The allocation of the maintenance obligations is set forth as per separate appendix.		Appendix 3

Management and operation

Unless otherwise agreed, the Landlord shall, where applicable, manage, operate, and maintain the public and common areas.

The Tenant shall not be entitled, without the Landlord’s written consent, to carry out any fitting out and/or installation or alteration works within the premises or otherwise within the property, which directly effects the structural components of the building or installations important to the functioning of the property, such as water and sewerage, electricity, ventilation systems, etc., which are the property of the Landlord.

Sprinkler heads and ventilation equipment may not be covered by any fixtures/fittings by the Tenant in such a manner as to reduce the functioning of such equipment. In conjunction with the performance of fitting out works, the Tenant shall ensure that the functioning of radiators and other heating equipment is maintained in all significant respects.

Inspections	Where any defects and/or deficiencies are found subsequent to an inspection by a relevant authority, in the electrical and sprinkler equipment which is the property of the Tenant, the Tenant shall, at his own cost and within the period prescribed by the relevant authority, carry out any measures required. Where the Tenant has not rectified the defects and/or deficiencies within the stated time, the Landlord shall be entitled, at the Tenant’s expense, to carry out such measures as are required by the relevant authority.

Access to certain spaces	The Tenant shall keep areas to which the maintenance personnel and personnel from the energy utilities, water and sewerage utilities, the telephone company, and any like organization must have access to, easily accessible by keeping such areas free of cupboards, crates, goods, or any other obstruction.

Building material specifications	Whether, pursuant to the provisions of this Agreement or otherwise, the Tenant performs maintenance, improvement, or alteration works in respect of the premises, the Tenant shall provide the Landlord, in good time prior to the execution of such work, with specifications of the building materials – to the extent such have been prepared – for the products and materials to be used on the premises.

Planning and Building Code (PBL) fines	Where the Tenant undertakes alterations to the premises without the requisite construction permit and, as a consequence thereof the Landlord is compelled to pay construction fines or supplemental fees pursuant to the rules set forth in the Planning and Building Code (PBL), the Tenant shall reimburse the Landlord in respect of this.

Reduction of rent	The Tenant shall not be entitled to a reduction in rent for the period during which the Landlord allows work to be carried out in order to place the premises in the agreed condition, or other works specifically set forth in the Agreement.

	☐ The Tenant’s right to a reduction in rent during the Landlord’s performance of customary maintenance of the leased premises or the property shall be governed by a separate appendix.		Appendix

Requirement Imposed by relevant authorities, etc	☐ The Landlord	☒ The Tenant	shall be solely responsible for, and bear the cost of, undertaking measures which may be required for the intended use of the premises by insurance companies, building authorities, environmental or health authorities, fire departments, or other relevant authorities after the date of taking possession. The Tenant shall consult with the Landlord prior to undertaking any such measures.

Notice

Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example, with respect to an index clause, a property tax clause and the Tenant’s right to a reduction of rent in conjunction with customary maintenance.

In addition, see Instructions prepared by the organisations.

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and Swedish Hotels – and Restaurants Association (SHR). Copying prohibited.	Initial	Initial
Notice: This is translation into English of form no. 12B.
License number: 2065-3358-7598-47. Ver nr: 6.01. Registered to: Byggpianering fastighetsteknik.

LEASE AGREEMENT FOR NON-RESIDENTIAL PREMISES No. 5010004	Page 4(4)

The undersigned have this day entered into the following Lease Agreement	An X in a box means that the text following thereafter applies

Signs, awnings windows, doors, etc

Following consultation with the Landlord, the Tenant shall be entitled to display a customary business sign provided that the Landlord has not reasonably denied the same and that the Tenant has obtained the requisite permit from the relevant authority. Upon surrender of the premises, the Tenant shall restore the façade of the building to an acceptable condition.

In conjunction with more extensive property maintenance, such as the renovation of facades etc, the Tenant shall, at his own cost and without compensation, dismantle and reassemble signs, awnings, and antennas.

The Landlord undertakes not to fix vending machines and display cabinets on the exterior walls of the premises let to the Tenant without the Tenant’s consent, and grants to the Tenant an option to fix vending machines and display cabinets on the walls in question.

☐ The Landlord
is liable for any damage due to negligence or malicious intent to

	☒ The Tenant		☒ windows	☐ display/shop windows	☒ entrance doors
			☒ signs	☐

☐ The Tenant shall purchase and maintain glass insurance with respect to all display/shop windows and entrance doors appurtenant to the premises.

Locks	☐ The Landlord	☒ The Tenant	shall equip the premises with such locks and anti-theft devices as may be required to ensure the validity of the Tenant’s business insurance.

Force majeure	The Landlord shall not be compelled to perform his obligations under this Agreement or pay any damages where, as a consequence of acts of war or riots, work stoppages, blockades, fires, explosions, or intervention by a public authority over which the Landlord has no control and which could not have been foreseen, and the Landlord is prevented entirely from performing his obligations or may only be able to do so at abnormally high cost.

Security	This Agreement is contingent upon the provision of security in the form of a				Appendix

	☐ Bank guarantee	☐ Personal guarantee	☐	To be provided no later than	_____

Special provisions	Specification of appendix, see Appendix 1 side 2				Appendix ______

Signature	This Agreement which may not be registered without specific consent, has been prepared in two identical counterparts of which each party has received one. All prior agreements between the parties with respect to these premises shall cease to apply commencing on the date of execution of this Agreement.

	Place/date			Place/date

	Danderyd	2004-07-01		Danderyd 2004-07-01

	Landlord			Tenant

	AB Skutkrossen & Co KB			Flir Systems AB

	/s/ Kristian Wale		/s/ Carl Wale	/s/ Arne Almerfors

	Printed name			Printed name

	Kirstian Wale		Carl Wale	Arne Almerfors

Agreement with respect to the surrender of the premises	As a consequence of an agreement entered into this day, the Agreement shall cease to apply commencing , at which time the Tenant undertakes to surrender the premises.

	Place/date			Place/date

	Landlord			Tenant

Assignment	This Lease Agreement is hereby assigned to commencing

Assignor	Assignee	National ID/company registration no.

The above referenced assignment is hereby approved	Place/date	Landlord

Notice

Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example, with respect to an index clause, a property tax clause and the Tenant’s right to a reduction of rent in conjunction with customary maintenance.

In addition, see Instructions prepared by the organizations.

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels – and Restaurants Association (SHR). Copying prohibited.
Notice: This is a translation into English of form no. 12B.
License number: 2065-3358-7598-47. Ver nr: 6.01. Registered to: Byggplanering fastighetsteknik.

Annexure 1

Landlord: AB Skutkrossen & Co KB

Tenant: Flir Systems AB

Address of the Premises: Rinkebyvägen 19, Danderyd

1. Premises

Specification of leased premises Type of premises	Area mz, Qty Kr/mz; pc		Rent
New building:
Garage / Warehouse		1282
Production		1361
Office/lab		1625
Kitchen/diner		780

	BRA	5048	(Approx. area to be corrected when approved drawings exist)
Rent based on investment of:		86,000,000	(Acc. to applicable budget 18 June, 2004)
Rent premises, annuity		9.730%		8,367,800

		Total sum inc p-pl*	1,658	8,367,800
Existing building:
Warehouse		724	900	651,600
Production		2,098	1,050	2,202,900
Kontor/lab		3,329	1,240	4,128,370
Motion/LAB		423	800	338,400
BRA approx.		6,574	1,114	7,321,270
Parking space		141	0	0

		Tot. sum incl p-pl	1,114	7,321,270

Sum base rent	tot	11,622	1,350	15,689,070
Heating/Cold actual.			80	929,760
Property tax actual.			17	197,574

Tot. rent from 1 Oct. 2005			1,447	16,816,404

*	p-pl is parking spaces 100% index on above base rent and VAT on Tot. rent to be added on to Tot rent.

Summary of Annexures:

1 Special provisions

2 Index provision

3 Boundary list

4 Summary of landlord’s actions for modernizing existing premises

5 Annuity table

6 Drawings of leased premises

7 Site plan with p-p1

8 Summary areas

2. Taking possession

The term of lease and rent is calculated according to this contract for existing premises from 1 Oct. 2005. For newly built premises rent is calculated from the date when the premises are ready to move in to.

3. Construction of new building and renovation of premises, etc

The Landlord will provide for and pay for renovation/modernization of existing premises according to Annexure 4 and according to the agreed time plan.

For new buildings:

During the project, the Landlord and the Tenant shall together jointly prepare budget and monitor accrued costs. Quality level to be based on short work description 24 June 2004

The Landlord and the Tenant shall jointly take part in the design work for the rebuilding and both parties shall aim for lowest possible costs at acceptable standard. See Annexure 4

4. Renegotiation of rent at term extension

During extension negotiations, the new rent shall be adjusted to conditions on the market for comparable premises. In case this market based rent is lower than the rent payable in 2012 for the part of the contract belonging to the new building (that was constructed in 2005), remaining annuities shall be paid as rent for the new premises from the first rental period, see Annexure 5.

5. The condition and restoring of the premises

At the end of the lease, the Tenant is responsible for restoring the premises to an acceptable general condition. Specially designed layouts performed by the Tenant during the term shall be restored to their original condition, should the Landlord so request. Thus, the Tenant is obligated on his own account, provided the Landlord so request, to remove installed interior fittings and installations as well as perform all repair works resulting there from. The Tenant shall further pay for repairs that cannot be attributed to normal wear and tear, such as removal of foundations for machinery, anchoring bolts, pipes, etc. In case the Tenant omits to complete his obligations, the Landlord shall be compensated for the cost to restore the premises to an acceptable condition.

The above described obligation to restore does not apply to such interior fittings that the Landlord in writing have consented to exclude.

At removal from the premises, the Tenant shall at his own cost leave the premise well cleaned and return all gate and door keys and similar, also if those have been provided for by the Tenant.

6. Heating/cold

The Tenant shall pay the cost for heating according to Stockholm’s Fastighetsägareförening’s (Association of Stockholm property owners) fuel provision BL/82 for premises. Currently heating/cold is invoiced annually at 80:- SEK/sq.m. excl. applicable VAT. The Landlord is permitted to adjust the debiting for heat/cold quarterly when energy prices changes.

The Landlord will provide cold to the premises but can not give any guarantees regarding reliability. The amount of cold that can possibly be provided depends on the humidity in the premises (this is because condensation is not allowed to arise on cold baffles).

The Tenant must provide his own back-up solution for refrigeration of sensitive equipment such as servers, etc. In this case the Tenant is responsible to pay the costs for installation as well as operation.

7. Ventilation uptimes

The Landlord provides operation of the ventilation plant during daytime from 5 a.m. to 7 p.m. (0500 - 1900). In case extended uptimes are agreed, the heating cost shall be adjusted accordingly.

8. Costs for water supply and sewage system

Cost for water supply and sewage system is included in the rent according to point 1. (Possible cooling water is not included). The Tenant is responsible for the increase of the costs, which may arise through changed rates compared to July 2005 based on actual consumption.

9. Electricity subscription

The property has a common electricity subscription. The consumption by the Tenant is measured through sub-meters and is invoiced monthly according to actual consumption.

10. Property taxes

The Tenant shall as an add-on to the rent, and at the same time as the payment of the rent, pay the at each time applicable part of the property taxes attributed to the premises rented as well as any other duty or levy that parliament, city council or authority have decided or might decide. The add-on to the rent shall be changed without any foregoing notice of termination if the tax rate is changed or if the rateable value of the property is changed.

11. Investments, operation and maintenance

Interface between Landlord and Tenant regarding investments, operation and maintenance as well as change to new is provided in the Boundary list, Annexure 3.

The Tenant shall take good care of and maintain the premises. Should the premises deteriorate in addition to normal wear and tear through neglect by the Tenant, the Landlord has the right to be compensated.

Vinyl shall be cared for by soft wax method and not with polish.

12. Subleasing

The Tenant is permitted to sublease part of the premises to another sub-tenant acceptable to the Landlord. Such acceptance shall be obtained prior to the sub-tenant moving in.

13. VAT

In case the Tenant after acceptance from the Landlord or in applicable cases after consent by the rent tribunal (hyresnämnden) transfers the right of tenancy to somebody who does not run a business liable to pay VAT, then the Tenant shall reimburse the Landlord for such amount as the Landlord is forced to repay as a consequence of the return provisions in the VAT act.

The same applies if the Tenant sub-leases all or part of the premises in such a way that liability for repayment falls on the Landlord. Desire to make such a change shall be notified in writing to the Landlord at least 3 months in advance.

14. Cleaning

The Tenant is responsible for cleaning of rented premises.

15. Changes during term

The Tenant is allowed to make changes of the premises at his own cost. The Tenant shall inform the Landlord in advance and provide drawings for approval. In case approvals from authorities are required the Landlord shall arrange, at the cost of the Tenant, that drawings are submitted to the authorities for approval before the work is performed. Once the work is finished, basis for relation drawings shall be submitted to the Landlord.

16. Reduction of rent during normal maintenance

The Tenant has no right of reduction of the rent due to impediment or detriment of the right of use and enjoyment as a consequence of the Landlord performing normal maintenance of the rented premises or other parts of the property. However, it falls on the Landlord to inform the Tenant well in advance about the type and scope of the work and when and during which time the work will be performed.

17. Parking spaces

The Tenant’s parking spaces can be seen in Annexure 6 for parking spaces in garage and Annexure 7 for parking spaces on ground within the framework of this contract. The Tenant shall mark the spaces with his company’s name.

18. Signs

The lease conveys only after separate agreement the right of use of the front wall or other surface area for neon signs or other displaying. Sign proposals shall be approved by the Landlord before application for building permit is submitted. Operation and maintenance and any change of neon signs or other displays shall be on the account of the Tenant.

19. Disputes

Disputes arising from this agreement shall be settled by the rent tribunal, court or executive authority.

This agreement, which may not without special consent be mortgaged, has been drawn up in two identical exchanged copies.

Danderyd 1 July, 2004	Danderyd 1 July, 2004

Skutkrossen & Co KB	Flir Systems AB

signed	signed
Carl Wale

Kristian Wale	Arne Almerfors

signed
Kristian Wale

INDEX CLAUSE	Page 1(2)
for non-residential premises	Appendix no: 2

Concerning	Lease Agreement no. 5010004	Property designation Skruven 1

Landlord	AB Skutkrossen & Co KB

Tenant	Flir Systems AB

Clause	Of the rent of SEK see App. 1 stipulated in the Lease Agreement 100% or SEK ____________ shall constitute the base rent. During the period of the Lease Agreement, a surcharge to the rent, constituting a certain percentage of the base rent, shall be payable with regard to changes in the consumer price index (using the total index for 1980 as a base) according to the following:

•      For lease agreements commencing during the period 1/1 - 30/6 the base rent is deemed to be adjusted to the index level for that of the previous October.

•      For lease agreements commencing during the period 1/7 - 31/12 the base rent is deemed to be adjusted to the index level for October of that year.

•      The index level for the October that the base rent is deemed to be adjusted to, as shown above, becomes the base figure unless otherwise agreed by designating a year as per the following. Alternative agreed base figure: the index level for October                     .

Should the index level any following October have risen in relation to the base figure, the surcharge shall be calculated on the percentage by which the index has changed in relation to the base figure. Future surcharges due will be based on the changes in the index, the rental change to be calculated on the percentage change between the base figure and the index level for the October in question.

The rent payable shall nevertheless never be adjusted below that stipulated in the Lease Agreement. A change in the rent is always effective from 1st January following an adjustment occasioned by a recomputation due to a change in the Index the previous October.

The instructions in page 2 are applicable to the agreement.

Signature	Place/date		Place/date

	Danderyd 2004-07-01		Danderyd 2004-07-01

	Landlord AB Skutkrossen & Co KB		Tenant Flir Systems AB

	/s/ Kristian Wale /s/ Carl Wale		Printed name /s/ Arne Almerfors

Tenant

	Printed name Kristian Wale Carl Wale		Printed name

The Landlord’s notes regarding the base figure:

Swedish Property Federation.

Form no. 6E, prepared in 1999 in consultation with the Swedish Federation of Trade and the Swedish Hotels- and Restaurants Association (SHR). The examples in the instructions were revised in May 2002. Copying prohibited. Notice: This is a translation into English of form no. 6E.

License number:             . Ver nr:             . Registered to:

Page 2(2)

Instructions in respect of Index Clause for non-residential premises

Base Rent

Whether all or a part of the rent stipulated in the Lease Agreement shall consist of base rent, is a matter for negotiation and can depend on the terms of the Lease Agreement (for example the quantum of the rent expressed as SEK/sq m/per annum and also for what other obligations the Tenant is responsible).

Base Figure

The index level for the October that the base rent is deemed to be aligned to becomes the base figure, unless otherwise agreed by designating a year (as per conditions stated in page 1).

Comparison of index levels shall be done as soon as the annual October index is published. During recent years the October index has been published by the middle of November.

Calculation of the surcharge

1)	Calculate the difference between the relevant October index and the base figure.

2)	If the difference is positive, divide the difference by the base figure.

3)	The surcharge is calculated by multiplying the base rent by the factor thus determined.

Example

Calculation of the surcharge for 2002

Presume that the base rent is SEK 100 000 pa (per annum) and is aligned to the consumer price index for October 1999, which is 259,7 (base figure). The October index for 2001 is 269,1.

1.	Calculate the difference between the index figure 269,1 and 259,7. The difference is positive and amounts to 9,4.

2.	Divide 9,4 by 259,7 and multiply the quotient (without rounding off) by the base rent SEK 100 000. The result is SEK 3 619:56, which according to the clause becomes the surcharge for 2002.

Alternative A: Assume that the consumer price index for October 2001 had been lower than the year before for example 262,0 (the index for October 2000 was 262,6).

The Difference between the assumed index level 262,0 and the base figure 259,7 would still be positive and amount to 2,3. The quotient between 2,3 and the base figure 259,7, multiplied by the base rent would have amounted to a surcharge of SEK 885:63. The total rent would however have been lower than for 2001.

Alternative B: Assume that the consumer price index for October 2001 had instead been lower than the base figure 259,7 for example 259,5.

The difference between 259,5 and the base figure 259,7 would then have been negative. No surcharge would apply. The rent stated in the Lease Agreement would apply.